AMENDMENT TWO TO THE

Employment agreement

This is Amendment Two to the Employment Agreement between Thomas Leonard (“Executive”) and Universal Hospital Services, Inc. (“UHS”) originally effective April 13, 2015 (“Agreement”). This Amendment Two is effective as of the last signature date below.

Capitalized terms used in this Amendment have the same meaning ascribed to them in the Agreement, unless otherwise indicated.

1.	Purpose. The purpose of this Amendment is to update the payments made to Executive by virtue of termination of employment and amend the Executive’s non-competition obligations.
2.	Payments by Virtue of Termination of Employment. Section 11 of the Agreement is hereby deleted and replaced with the following:

11.	Payments by Virtue of Termination of Employment.
a.

Termination by the Company Without Cause or by Executive For Good Reason.  If Executive’s employment is terminated at any time during the Term by the Company without Cause or by Executive for Good Reason, subject to Section 11(d) of this Agreement, Executive shall be entitled to:

i.

(A) within ten (10) days following such termination, (i) payment of Executive’s accrued and unpaid Base Salary, (ii) payment for any accrued but unused vacation days, (iii) payment of any earned but unpaid Annual Bonus with respect to the year prior to the year of termination and (iv) reimbursement of expenses under Section 7 of this Agreement, in each case of (i) through (iv), accrued through the date of termination and (B) all other accrued amounts or accrued benefits due to Executive in accordance with the Company’s benefit plans, programs or policies (other than severance);

ii.

an amount equal to the sum of (A) twelve (12) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination and (B) Executive’s Target Bonus Opportunity for the year of termination, which sum shall be payable during the twelve (12) month period commencing on the date of termination (the “Severance Period”) in substantially equal installments in accordance with the Company’s regular payroll practices as in effect from time to time, provided, that the first payment pursuant to this Section 11(a)(ii) shall be made on the next regularly scheduled payroll date following the sixtieth (60th) day after Executive’s termination and shall include payment of any amounts that would otherwise be due prior thereto; and

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iii.

an amount equal to the pro-rata portion of Executive’s Annual Bonus for the year of termination, calculated at Executive’s bonus target and prorated based on the number of days the Executive is employed during such year, payable in a lump-sum on the 61st day following the date of termination (“Pro-rata Bonus”); and

iv.

Executive may elect at his expense to continue group health and dental benefits through the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) for a period of up to 18 months, to the extent he is eligible.  Executive will receive a lump payment of $11,350, which is equivalent to the amount of the portion of Executive’s COBRA premiums as the Company paid during Executive’s employment.

b.

Termination by the Company With Cause or by Executive Without Good Reason.  If the Company terminates Executive’s employment for Cause during the Term or Executive terminates his employment without Good Reason during the Term, Executive shall be entitled to receive the payments and benefits described under Section 11(a)(i) of this Agreement.

c.

Termination due to Executive’s Death or Disability. If Executive’s employment terminates during the Term due to death or Disability, Executive or Executive’s legal representatives, as applicable, shall be entitled to (i) an amount equal to the sum of twelve (12) months of Executive’s Base Salary as in effect immediately prior to Executive’s date of termination, (ii) the Pro-rata Bonus, (iii) the payments and benefits described under Section 11(a)(i) of this Agreement; and (iv) the payments and benefits described under Section 11(a)(iii) of this Agreement.

d.

Conditions to Payment.  All payments and benefits due to Executive under this Section 11 which are not otherwise required by applicable law shall be payable only if Executive executes and delivers to the Company a general release of claims in a form reasonably satisfactory to the Company and such release is no longer subject to revocation (to the extent applicable), in each case, within sixty (60) days following termination of employment.  Failure to timely execute and return such release or revocation thereof shall be a waiver by Executive of Executive’s right to severance (which, for the avoidance of doubt, shall not include any amounts described in Section 11(a)(i) of this Agreement).  In addition, severance shall be conditioned on Executive’s continued compliance with Section 16 of this Agreement as provided in Section 17 below.

e.

No Other Severance.  Executive hereby acknowledges and agrees that, other than the severance payments described in this Section 11, upon the effective date of the termination of Executive’s employment, Executive shall not be entitled to any other severance payments or benefits of any kind under any Company benefit plan, severance policy generally available to the Company’s employees or otherwise and all other rights of Executive to compensation under this Agreement shall end as of such date.

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3.	Non-Competition. Section 15(c) of the Agreement is hereby deleted and replaced with the following:

c.Non-Competition.  Executive hereby acknowledges and agrees that during the Restricted period, Executive shall not, directly or indirectly, be employed or otherwise provide services for, including, but not limited to, as a consultant, independent contractor or in any other capacity, or own or invest in (other than ownership for investment purposes of less than two percent (2%) of a publicly traded company) any of the following competitors of the Company (and nay of such competitors’ affiliates or successors in interest in the United States of America:

•	Freedom Medical
•	Hill Rom
•	US Med-Equip
•	Aramark
•	Sodexo
•	Trimedx
•	Sizewise
•	Arjo Huntleigh/Getinge

4.	Choice of Law/Venue. Section 18(i) of the Agreement is hereby deleted and replaced with the following:

i.Each party to this Agreement acknowledges, understands, and agrees that the employment is based in Minneapolis, Minnesota, and that the majority of work to be performed arises from that location and is to be performed from that location.  As such, this Agreement, the construction of its terms, the interpretation of the parties’ rights, responsibilities, and duties, and enforcement of its terms shall be governed exclusively by and construed according to the laws of the State of Minnesota without regard to conflicts of law principles.  Any action or proceeding initiated by either party to enforce this Agreement, avoid enforcement of this Agreement, of otherwise arising from or under the terms of the Agreement shall be brought exclusively in a state or federal court of competent jurisdiction located in the State of Minnesota.  Each party to this Agreement hereby consents and submits to the jurisdiction of such courts, acknowledges the propriety of the venue there, and waives any defense of inconvenient forum to the maintenance of any action or proceeding in such venue.

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ACCEPTED AND AGREED TO:

th St, Suite 300 Minneapolis, Minnesota 55439
Thomas Leonard /s/ Thomas J. Leonard Thomas J. Leonard Title: CEO Universal Hospital Services Date: November 4, 2016	Universal Hospital Services, Inc. 6625 West 78th St, Suite 300 Minneapolis, Minnesota 55439 /s/ James Pekarek James Pekarek Title: EVP & CFO Date: November 4, 2016

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